Exhibit 99.1

Domino’s, Inc. Commences Tender Offer and Consent Solicitation

ANN ARBOR, Michigan—May 29, 2003—Domino’s, Inc. commenced a tender offer for all of its 10 3/8% Senior Subordinated Notes due 2009 (the “Notes”) on May 28, 2003. In conjunction with the tender offer, consents are being solicited from noteholders to effect certain amendments to the indenture governing the Notes.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 28, 2003 and the related Consent and Letter of Transmittal (together, the “Tender Offer Documents”), Domino’s, Inc. is offering to purchase all of the outstanding Notes at a price per $1,000 of principal amount of Notes (the “Total Purchase Price”) determined in accordance with the formula set forth in the Tender Offer Documents, which Total Purchase Price includes a consent payment of $20 per $1,000 principal amount of Notes (the “Consent Payment”). The Total Purchase Price, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, will be paid in respect of all Notes validly tendered and accepted for purchase pursuant to the tender offer if the noteholder validly tenders such Notes prior to 5:00 p.m., New York City time, on June 10, 2003, unless such date is extended (the “Consent Payment Deadline”). Any holder validly tendering Notes after the Consent Payment Deadline will, if such Notes are accepted for purchase pursuant to the tender offer, receive the Total Purchase Price, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, less the Consent Payment for the Notes so tendered.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 24, 2003, unless extended.

The tender offer is conditioned on, among other things, the following:

•	receipt of valid and unrevoked consents from noteholders representing a majority in principal amount of the outstanding Notes;
•	the execution by the trustee of a supplemental indenture relating to the amendments to the indenture governing the Notes described in the Tender Offer Documents;
•	the completion of the related transactions described in the Tender Offer Documents; and
•	the absence of a material adverse change or similar event affecting Domino’s, its ability to consummate the tender offer or the value or trading market for the Notes.

Requests for Tender Offer Documents may be directed to MacKenzie Partners, Inc., as information agent for the tender offer, at 105 Madison Avenue, New York, New York 10016. The information agent may be telephoned toll-free at (800) 322-2885 or at (212) 929-5500. The Dealer Manager for the tender offer is J.P. Morgan Securities Inc. Questions regarding the tender offer and consent solicitation may be directed to the

Dealer Manager, Attention: Spencer Alstodt, at 270 Park Avenue, New York, New York 10017, telephone number (212) 270-1100.

About Domino’s:

Founded in 1960, Domino’s Pizza operates a network of 7,253 company-owned and franchised stores in the United States and more than 50 countries, and is the recognized leader in pizza delivery. Domino’s Pizza was named “Chain of the Year” for 2003 by Pizza Today magazine, the leading publication of the pizza industry. Domino’s website, containing information in English and Spanish, can be found at www.dominos.com.

###

Domino’s Contacts:

Lynn Liddle, Executive V.P., Communications & Investor Relations, (734) 930-3008

Tim McIntyre, V.P., Corporate Communications, (734) 930-3563

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.